For the annual period ended 9/30/97
File number:  811-7343


                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders

                               EXHIBITS

     A special Meeting of Shareholders of the Fund was called for October 30, 1996. At such meeting the shareholders approved the following proposals:


     A) Approval that Edward D. Beach, Delayne Dedrick Gold, Robert F. Gunia, Donald D. Lennox, Douglas H. McCorkindale, Mendel A. Melzer, Thomas T. Mooney, Stephen P. Munn, Richard A. Redeker, Robin B. Smith, Louis A. Weil, III and Clay T. Whitehead are duly elected to serve as Directors of the Fund until the earlier to occur of (i) the next meeting of Shareholders at which Directors are elected and until his or her successor shall have been duly elected and shall have qualified or (ii) their terms expire in accordance with the Fund's retirement policy.

                              Affirmative
                              Votes Cast
     Edward D. Beach               15,079,049
     Delayne Dedrick Gold               15,078,729
     Robert F. Gunia               15,106,927
     Donald D. Lennox              15,082,520
     Douglas H.  McCorkindale      15,096,923
     Mendel A. Melzer              15,088,878
     Thomas T. Mooney              15,098,245
     Stephen P. Munn               15,108,112
     Richard A. Redeker            15,097,739
     Robin B. Smith           15,090,594
     Louis A. Weil, III            15,086,750
     Clay T. Whitehead             15,095,566

     B) Approval of the proposal to eliminate the Fund's fundamental investment restriction relating to investment in securities of unseasoned issuers.

          For                 Against             Abstain
          10,639,763               698,869             698,402


     C)     Approval of the selection of Deloitte & Touche LLP as
independent accountants for        the Fund conditioned upon the
right by vote of a majority of such Fund's
outstanding voting shares at any meeting called for the purpose
to terminate such             employment  forthwith without
penalties.

          For                 Against             Abstain
          14,829,935               204,443             654,884